Exhibit 99.1

The Wendy’s Company Announces Election of Wendy Arlin to

Board of Directors

Joseph Levato Will Not Stand for Re-Election at Wendy’s 2024 Annual Meeting of Shareholders

Changes Reflect Wendy’s Previously Disclosed Commitment to Ongoing Director Refreshment and Promotion of Board Diversity

DUBLIN, Ohio, December 14, 2023/PR Newswire/ — The Wendy’s Company (Nasdaq: WEN) today announced that on December 13, 2023, its Board of Directors increased the size of the Board from 12 to 13 members and elected Wendy C. Arlin to serve as an independent director of the Company, effective immediately. In addition, Joseph A. (“Joe”) Levato has notified the Board that he intends to retire from the Board and not stand for re-election at Wendy’s 2024 Annual Meeting of Shareholders. Following Mr. Levato’s retirement at the Annual Meeting, the size of the Board will be reduced to 12 directors. Today’s announcement reflects the Wendy’s Board’s continued commitment to ongoing director refreshment and promoting board diversity. In its 2023 proxy statement, the Company noted its commitment to continuing to promote Board refreshment and diversity, including actively working to add at least one additional director to the Board in 2023 after electing Richard (Rick) Gomez in November 2021 and Michelle Caruso-Cabrera in March 2023.

Ms. Arlin brings more than three decades of experience in corporate finance, financial reporting, oversight and accounting, with deep expertise in the consumer industry. From August 2021 through July 2023, Ms. Arlin served as Executive Vice President and Chief Financial Officer of Bath & Body Works, Inc. (“BBWI”), a home fragrance, body care and soaps and sanitizer products retailer. Prior to her role as Chief Financial Officer of BBWI and prior to the spin-off of BBWI, Ms. Arlin served as Senior Vice President, Finance and Corporate Controller of L Brands, Inc., where she led the corporate finance, financial reporting, accounting and financial shared services functions from 2005 to 2021. Ms. Arlin is a certified public accountant, and prior to joining L Brands, she spent 12 years at KPMG LLP in the audit practice and ultimately held the position of partner in charge of the central Ohio consumer and industrial/information, communications and entertainment business practices. In addition to the Wendy’s Board, Ms. Arlin also serves as a director of WK Kellogg Co. where she is Chair of the Audit committee.

Speaking on behalf of the Board, Chairman Nelson Peltz said Arlin provides the Board with substantial expertise in corporate finance, financial reporting, oversight and accounting. “We are confident that Wendy’s experience and financial acumen will bring immense value to the Board. We look forward to her fresh perspectives as we continue to execute our growth playbook to achieve our vision of becoming the world’s most thriving and beloved restaurant brand.”

Peltz continued, “We are very grateful to Joe for his many contributions over his many years of service and will always consider him a member of the Wendy’s family.”

Arlin said, “I’m thrilled to join the Wendy’s Board at such an exciting time. The brand is positioned to unlock accelerated global growth, and I look forward to working alongside the Board and management team to drive progress across the Company’s strategic growth pillars.”

Levato said, “The Board and I have been contemplating my retirement for some time, and, with the addition of Wendy and the financial expertise she will provide, I believe our 2024 Annual Meeting is the right time to step back. I am proud of what we have accomplished during my tenure and confident the Company is well positioned for continued success.”

ABOUT WENDY’S

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find a loving, forever home for every child waiting to be adopted from the North American foster care system. Today, Wendy’s and its franchisees employ hundreds of thousands of people across over 7,000 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising.

Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on X and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Media Contact:

Heidi Schauer

Vice President – Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

Investor Contact:

Kelsey Freed

Director - Investor Relations

(614) 764-3345; kelsey.freed@wendys.com